Exhibit 10.3

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

Dated as of June 15, 2005

between

ASPEN TECHNOLOGY,  INC.

as Seller

and

ASPEN TECHNOLOGY RECEIVABLES I LLC

as Purchaser

TABLE OF CONTENTS

ARTICLE I	AGREEMENT TO PURCHASE AND SELL

1.1	Agreement to Purchase and Sell
1.2	Timing of Purchase
1.3	Consideration for Purchases
1.4	Intentions of Parties
1.5	No Assumption of Obligations

ARTICLE II	PURCHASE PRICE

2.1	Receivables Schedule
2.2	Purchase Price

ARTICLE III	PAYMENT OF PURCHASE PRICE

3.1	Purchase Price Payment
3.2	Settlement as to Transferred Receivables
3.3	Settlement as to Dilution
3.4	Supersede and Replace Receivables

ARTICLE IV	CONDITIONS OF PURCHASES

4.1	Conditions Precedent to Purchase
4.2	Certification as to Representations and Warranties

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF ASPEN

5.1	Organization and Good Standing
5.2	Due Qualification
5.3	Power and Authority; Due Authorization
5.4	Valid Sale; Binding Obligations
5.5	No Violation
5.6	Proceedings
5.7	Bulk Sales Act
5.8	Government Approvals
5.9	Financial Condition
5.10	Litigation
5.11	Margin Regulations
5.12	Quality of Title

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5.13	Perfection and Priority
5.14	Eligible Receivables
5.15	Accuracy of Information
5.16	Offices
5.17	Capitalization
5.18	Trade Names
5.19	Taxes
5.20	Compliance with Applicable Laws
5.21	Reliance on Separate Legal Identity
5.22	Investment Company Act, Etc
5.23	Solvency
5.24	Collection Account and the SPV Account
5.25	Aspen Software

ARTICLE VI	COVENANTS OF ASPEN

6.1	Affirmative Covenants
6.2	Reporting Requirements
6.3	Negative Covenants

ARTICLE VII	ADDITIONAL RIGHTS AND OBLIGATIONS

7.1	Rights of the Purchaser
7.2	Responsibilities of Aspen
7.3	Further Action Evidencing Purchases

ARTICLE VIII	INDEMNIFICATION

8.1	Indemnities by Aspen

ARTICLE IX	MISCELLANEOUS

9.1	Amendments, etc
9.2	Notices, etc
9.3	No Waiver; Cumulative Remedies
9.4	Binding Effect; Assignability
9.5	Governing Law
9.6	Costs, Expenses and Taxes

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9.7	Waiver of Jury Trial
9.8	Consent To Jurisdiction; Waiver Of Immunities
9.9	Captions and Cross References; Incorporation by Reference
9.10	Execution in Counterparts
9.11	Acknowledgment and Agreement

EXHIBIT A — Form of Contract

EXHIBIT B — Office Locations

EXHIBIT C – Credit and Collection Policy

SCHEDULE I – Schedule of Transferred Receivables

SCHEDULE II – Schedule of Exchange Rates

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of June 15, 2005, is between ASPEN TECHNOLOGY, INC., a Delaware corporation, as seller (“Aspen”), and ASPEN TECHNOLOGY RECEIVABLES I LLC, a Delaware limited liability company, as purchaser (the “Purchaser”).

PRELIMINARY STATEMENTS

Aspen proposes to sell, assign and transfer all of its right, title and interest in and to certain Receivables and Related Security to the Purchaser, and the Purchaser has agreed to purchase, accept and acquire such Receivables and Related Security.

The Purchaser proposes to sell, assign and transfer all of its right, title and interest in and to the Receivables and Related Security acquired by it hereunder to the Secondary Purchaser under the terms of the Purchase and Resale Agreement, and it is understood that the Secondary Purchaser shall be obtaining funding to give effect to its purchase under the Purchase and Resale Agreement from certain Lenders in accordance with the terms of the Loan Agreement.

Aspen and the Purchaser enter into this Agreement to set forth the terms and conditions on which the Receivables and Related Security shall be sold by Aspen to the Purchaser, and purchased by the Purchaser from Aspen, and the rights and benefits to be accorded the Purchaser and its successors and assigns (including, without limitation, the Secondary Purchaser and the Lenders) in connection therewith.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

DEFINITIONS

The following terms used herein have the respective meanings indicated below:

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person.  For the purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled” shall have meanings correlative to the foregoing.

“Agent” means Guggenheim Corporate Funding, LLC, or any other Person that shall then be acting as “Agent” for the benefit of the Lenders under, and in accordance with the terms of, the Loan Agreement.

“Aspen” shall have the meaning assigned in the Preamble to this Agreement.

“Aspen Software” means any software, computer programs, computer code and related materials which are (i) either

(a)           owned exclusively by Aspen;

(b)           owned by one of Aspen’s wholly-owned subsidiaries and licensed to Aspen on terms which permit the sublicensing of the same by Aspen; or

(c)           owned by a Person not affiliated with Aspen and licensed to Aspen on terms which permit the sublicensing of the same by Aspen, and such materials are included by Aspen in a software package otherwise comprised primarily of Aspen Software of the type described in clauses (a) or (b) above which package has been assembled by Aspen for license to its customers, and (ii) sold or licensed by Aspen in the ordinary course of its business to Obligors, together with any accompanying documentation, manuals, upgrades, releases, databases, enhancements, instructions and hardware security devices.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are not authorized or required by law or executive order to close in New York City.

“Charged-Off Receivable” means a Receivable: (i) as to which the Obligor thereof has taken or suffered any Insolvency Event; (ii) which, consistent with the Credit and Collection Policy, would be written off Aspen’s books as uncollectible, (iii) which has been identified by Aspen as uncollectible or (iv) as to which any payment, or part thereof, remains unpaid for 364 days or more from the original due date for such payment.

“Closing Date” means the date hereof.

“Collected FX Amount” has the meaning set forth in Section 1.6.

“Collection Account” means that certain depositary account number 3300388202 maintained by the Collection Account Bank, together with the related postal lockbox at P.O. Box 83048, Woburn, MA 01813-3048.

“Collection Account Bank” means Silicon National Valley Bank as the depository institution at which the Collection Account is maintained.

“Collections” means, with respect to any Transferred Receivable, all funds which are received by the Purchaser, Aspen or the Servicer from or on behalf of the related Obligor(s) in payment of any amounts owed (including, without limitation, purchase or sale prices, principal, finance charges, interest and all other charges) in respect of such Transferred Receivable, or applied to such amounts owed by such Obligor(s).

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“Credit and Collection Policy” means, collectively, (i) the Credit Authorization Policy, (ii) the WW Collections Procedure and (iii) the Credit Line Schedule, a copy of which is attached hereto as Exhibit C.

“Cutoff Date” means May 31, 2005.

“Deemed Collection” means any amount as to which Aspen is deemed to have received a Collection as described in Sections 3.2 or 3.3 hereof.

“Delinquent Receivable” means any Receivable as which any payment or portion thereof shall have remained unpaid for 90 days or more from the original due date for such payment.

 “Eligible Receivable” means, at any time, a Receivable:

(i)         the Obligor of which (a) is a corporation or other business organization; (b) is not an Affiliate of Aspen; and (c) is not a government or a governmental subdivision or agency,

(ii)        which is not a Charged-Off Receivable, and the Obligor of which is not the Obligor of any Charged-Off Receivable,

(iii)       which is not a Delinquent Receivable, unless expressly identified as being a Delinquent Receivable on the Receivables Schedule,

(iv)       which by its terms is due and payable in full no later than 66 months following the Closing Date, and such Receivable has not been extended, rewritten or otherwise modified from the original terms thereof except in accordance with the Credit and Collection Policy and as expressly described on the Receivables Schedule,

(v)        which is an “account” or “payment intangible” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions,

(vi)       which is denominated and payable only in United States dollars in the United States; provided that a Receivable that otherwise satisfies the criteria for “Eligible Receivable” but for this clause (vi) may constitute an Eligible Receivable notwithstanding this clause (vi) if the Outstanding Balance thereof on the Closing on the applicable date of determination, when added to the aggregate Outstanding Balance of all other Receivables that constitute Eligible Receivables as of such date by reason of this proviso would not exceed an amount equal to 25% of the Outstanding Balance of the Transferred Receivables on the Closing Date;

(vii)      the Obligor of which is either (a) organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States or (b) (1) is organized under the laws of, or has its chief executive office in, any other jurisdiction and (2) the Outstanding Balance of such Receivable on the Closing Date, when added to the aggregate Outstanding Balance of all other Receivables that constitute Eligible Receivables on such date by reason of this clause (b) would not exceed an amount equal to 78% of the aggregate Outstanding Balance of all Transferred Receivables on the Closing Date;

(viii)     which arises under a Contract in substantially the form set forth on Exhibit A hereto, which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor to make the payments required thereunder and its otherwise enforceable against such Obligor in all material respects in accordance with its terms,

(ix)       which arises under a Contract which (a) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of Aspen or any of its assignees under such Contract, (b) does not contain a confidentiality provision that purports to restrict the ability of the Purchaser or any of its assigns to exercise its rights under this Agreement, including, without limitation, its right to review the Contract, and (c) is otherwise freely assignable,

(x)        which arises under a Contract that contains an obligation to pay a specified sum of money on such dates and in such amounts as are set forth on the Receivables Schedule,

(xi)       which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

(xii)      which satisfies, in all material respects, all applicable requirements of the Credit and Collection Policy,

(xiii)     which was generated in the ordinary course of Aspen’s business,

(xiv)     which arises solely from the licensing or sale of Aspen Software to the related Obligor by Aspen, and not by any other Person (in whole or in part), and Aspen had full right and power to license or sell such Aspen Software without (i) any obligation to provide notice to or obtain the consent of any Person and (ii) any Adverse Claim arising in, to or against such Receivable in favor of any interestholder in the Aspen Software or in favor of any other Person,

(xv)      which is not subject to any right of rescission, set-off, counterclaim, any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against Aspen or any other Adverse Claim, and the Obligor thereon holds no right as against Aspen to cause Aspen to repurchase the Aspen Software, goods or merchandise the license or sale of which shall have given rise to such Receivable,

(xvi)     as to which Aspen has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, other than software maintenance obligations, and no other further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor, and

(xvii)    Aspen, immediately prior to giving effect to the sale and assignment thereof hereunder, has good and marketable title thereto free and clear of any Adverse Claim, and upon giving effect to the sale and assignment thereof hereunder, the Purchaser shall acquire good and marketable title thereto free and clear of any Adverse Claim (other than any Adverse Claim which may have been created by the Purchaser in connection with the transactions contemplated in the Purchase and Resale Agreement).

“Event of Default” shall have the meaning assigned to such term in the Loan Agreement.

“Exchange Amount” has the meaning set forth in Section 1.6.

 “Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Final Payout Date” means the date on which all principal, interest and other obligations and liabilities of the Secondary Purchaser to the Lenders and the Agent under the Loan Agreement shall have been repaid in full and the Loan Agreement terminated.

“FX Rights” has the meaning set forth in Section 1.6.

“Insolvency Event” means the occurrence of any of the following:  (i) a case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect shall be commenced by or against such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or any substantial part of its assets, or any similar action with respect to such Person; or (ii) such Person shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due; or (iii) if a corporation, limited liability company or similar entity, its board of directors, managing committee or controlling partners shall vote to implement any of the foregoing.

“Lender” means any Person from time to time party to the Loan Agreement as a “Lender” thereunder.

“Loan Agreement” means that certain Loan Agreement, dated as of the date hereof, among the Secondary Purchaser, as borrower, Aspen, as the servicer, certain “Lenders” party thereto, and Guggenheim Corporate Funding, LLC, as “Agent” for the Lenders party thereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Non-USD Receivables” has the meaning set forth in Section 1.6.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Outstanding Balance” means, in respect of any Receivable at any date of determination, the then outstanding principal amount thereof.

 “Person” means an individual, partnership, corporation (including a business or statutory trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Program FX Contracts” has the meaning set forth in Section 1.6.

“Purchase and Resale Agreement” means that certain Purchase and Resale Agreement, dated as of the date hereof, between the Purchaser, as seller thereunder, and the Secondary Purchaser, as purchaser thereunder, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Purchase and Sale Indemnified Amounts” shall have the meaning assigned to such term in Section 8.1 hereof.

“Purchase and Sale Indemnified Party” shall have the meaning assigned to such term in Section 8.1 hereof.

“Purchase Price” shall have the meaning assigned to such term in Section 2.1 hereof.

 “Purchaser” shall have the meaning assigned to such term in the Preamble to this Agreement.

 “Receivable” means all indebtedness and other obligations owed to Aspen and identified on Schedule I hereto, whether, in any case constituting an account, chattel paper, instrument or general intangible, and including, without limitation, the obligation to pay any Finance Charges with respect thereto.

“Receivables Schedule” means a list provided by Aspen to the Purchaser on or prior to the date hereof, setting forth each Receivable proposed to be a Transferred Receivable on giving effect to this Agreement, together with such detail relating to such Receivables as the Purchaser or the Agent may reasonably request.  The Receivables Schedule may be in the form of a printed spread sheet, a computer tape or in such other form as Aspen and the Purchaser, with the consent of the Agent, may agree, as such agreement shall be evidenced by payment on the part of the Purchaser of the Purchase Price.

 “Related Security” means, with respect to any Transferred Receivable:

(i)            all of Aspen’s right, title and interest in, to and under all Contracts that relate to such Transferred Receivable to the extent such right, title and interest relates to the payment obligation of the Obligor in respect of such Transferred Receivable;

(ii)           all of Borrower’s claims against the applicable Obligor for or in connection with the termination of the related Contracts;

(iii)          all security deposits and other security interests or liens and property purporting to secure payment of such Transferred Receivable, whether pursuant to the Contract related to such Transferred Receivable or otherwise;

(iv)          all UCC financing statements covering any collateral (if any) securing payment of such Transferred Receivable;

(v)           all guarantees, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Transferred Receivable whether pursuant to the Contract related to such Transferred Receivable or otherwise;

(vi)          all books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor;  and

(vii)         all proceeds of such Transferred Receivable and of any of the foregoing.

“Replaced Receivable” shall have the meaning assigned to such term in Section 3.4(b) hereof.

“Reporting Date” means the fifth day of each calendar month or, if such day is not a Business Day in any calendar month, the next following day that is a Business Day in such calendar month.

“S&R Date” shall have the meaning assigned to such term in Section 3.4(b) hereof.

“S&R Notice” shall have the meaning assigned to such term in Section 3.4(b) hereof.

“Secondary Purchaser” means Aspen Technology Receivables II LLC, a limited liability company organized under the laws of Delaware.

“Servicer” means, at any time, the Person then designated to perform the obligations of “Servicer” under and in connection with the Loan Agreement.

“Servicer Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(i)            the business, assets, operations or condition (financial or otherwise) of Aspen;

(ii)           the ability of Aspen to perform its obligations under this Agreement or any other Transaction Document to which Aspen is a party;

(iii)          the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability or collectibility of a material portion of the Transferred Receivables or the related Contracts; or

(iv)          the existence, perfection, priority or enforceability of the Purchaser’s interest in a material portion of the Transferred Receivables or Related Security.

“SPV Account” means (i) that certain depository account in the name of Aspen Technology Receivables II LLC, number 3300489094 maintained by Silicon Valley Bank together with the related postal lockbox at P.O. Box 83167, Woburn, MA 01813-3167 or (ii) any other depositary account and related postal lockbox designated by the Agent or the Purchaser as the “SPV Account” or the “Collateral Account.”

“Supersede and Replace” shall have the meaning assigned to such term in Section 3.4(b) hereof.

“Superseding Receivable” shall have the meaning assigned to such term in Section 3.4(b) hereof.

“Transaction Documents” means, collectively, this Agreement, the Purchase and Resale Agreement, the Loan Agreement and each other instrument, document or agreement executed in connection with any of the foregoing.

“Transferred Receivable” shall have the meaning assigned to such term in Section 1.1(a) hereof and shall include, without limitation, each Superseding Receivable transferred to the Purchaser in accordance with Section 3.4(b).

“Transferred Non-USD Receivables” has the meaning set forth in Section 1.6.

“UCC” means the Uniform Commercial Code, as in effect in any applicable jurisdiction.

“Unmatured Event of Default” shall have the meaning assigned to such term in the Loan Agreement.

ARTICLE I

AGREEMENT TO PURCHASE AND SELL

1.1           Agreement to Purchase and Sell.  On the terms and subject to the conditions set forth in this Agreement, and in consideration of the Purchase Price, Aspen agrees to sell, assign and transfer, and does hereby sell, assign and transfer, to the Purchaser, and the Purchaser agrees to purchase, accept and acquire, and does hereby purchase, accept and acquire from Aspen, all of Aspen’s right, title and interest in, to and under: (a) each Receivable listed on the Receivables Schedule (such Receivables, collectively, the “Transferred Receivables”); (b) all related rights under Contracts and all Related Security with respect to the Transferred Receivables; and (c) all Collections with respect to and other proceeds thereof (as defined in the UCC) received on or after the date hereof.  All purchases hereunder shall be made without recourse, but shall be made pursuant to and in reliance upon the representations, warranties and covenants of Aspen set forth herein.

1.2           Timing of Purchase.  The sale, assignment and transfer by Aspen to the Purchaser, and the purchase, acceptance and acquisition by the Purchaser from Aspen, of the Transferred Receivables and Related Security shall, subject to the satisfaction of the conditions precedent set forth in Article IV, occur on the date hereof.

1.3           Consideration for Purchases.  On the terms and subject to the conditions set forth in this Agreement, the Purchaser agrees to make the Purchase Price payment to Aspen in accordance with Article III.

1.4           Intentions of Parties.  It is the intention of the parties hereto that the conveyance of Aspen’s right, title and interest in, to and under the Transferred Receivables and Related Security by Aspen to the Purchaser as provided in Section 1.1 shall constitute an absolute transfer conveying good title, free and clear of any Adverse Claim (other than any Adverse Claim created under the Transaction Documents) and that the Transferred Receivables and Related Security shall not be part of Aspen’s bankruptcy estate in the event of an Insolvency Event with respect to Aspen.  It is also the intention of the parties that this Agreement constitutes a sale of accounts or payment intangibles within the meaning of Article 9 of the UCC but it is not intended that such conveyance be deemed a pledge of the Transferred Receivables and Related Security by Aspen to the Purchaser to secure a debt or other obligation of Aspen.  If, however, notwithstanding the intention of the parties, the conveyance provided for in Section 1.1 is determined to be a transfer for security, then this Agreement shall also be deemed to be, and hereby is, a “security agreement” within the meaning of Article 9 of the UCC and Aspen hereby grants to the Purchaser a duly perfected, first priority security interest within the meaning of the UCC in all of Aspen’s right, title and interest in, to and under the Transferred Receivables and Related Security, now existing and hereafter created, to secure the prompt and complete payment of all obligations of Aspen hereunder, including the obligation of Aspen to remit to the Purchaser all Collections and other proceeds of the Transferred Receivables and Related Security.  The Purchaser shall have, in addition to all other rights and remedies that it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and any other applicable law which rights and remedies shall be cumulative.

1.5           No Assumption of Obligations.  Neither the Purchaser nor any of its assigns have any obligation or liability to any Obligor or other customer or client of Aspen (including any obligation to perform any of the obligations of Aspen in respect of maintenance or otherwise under any of the Contracts relating to the Transferred Receivables) with respect to any of the Transferred Receivables, Related Security or Aspen Software.

1.6           Hedging Arrangements.

(a)           Aspen, in the ordinary course of its business, enters into foreign exchange contracts (“Program FX Contracts”) in respect of its receivables that are denominated in a currency other than U.S. Dollars (the “Non-USD Receivables”).  The Transferred Receivables include certain Non-USD Receivables (the “Transferred Non-USD Receivables”).  The Purchase Price in respect of the Transferred Non-USD Receivables has been calculated with a view toward providing to the Purchaser the benefits of the exchange arrangements available to Aspen under the Program FX Contracts now in effect.  Due to limitations on its ability to assign all or a portion of the Program FX Contracts to the Purchaser, Aspen has agreed in lieu thereof to provide the foreign exchange facility contemplated in this Section 1.6.

(b)           On any date prior to the Final Payout Date, Aspen agrees that on delivery to Aspen or its designated agent of any Collections on the Transferred Non-USD Receivables, Aspen shall thereupon make available to the Purchaser or its designee an amount in U.S. Dollars (the applicable “Exchange Amount”) equivalent to the amount in the foreign currency delivered to Aspen (the related “Collected FX Amount”), calculated on the basis of the exchange rates set forth in Schedule II.  The obligation of Aspen to deliver to the Purchaser or its designee the applicable Exchange Amount in respect of any Collected FX Amount shall be unconditional and irrevocable, notwithstanding any amendment, replacement, supplement or other modification to the Program FX Contracts occurring after the date hereof, any inability of Aspen to avail itself of the Program FX Contracts in order to procure the related Exchange Amount or the occurrence or existence of any other circumstance or event.   Aspen acknowledges that, in connection with any assignment by the Purchaser of any of the Transferred Receivables, the Purchaser shall be assigning its rights under this Section 1.6 (the “FX Rights”)  to its assignee and such assignee shall be entitled to the full benefits of the FX Rights.

ARTICLE II

PURCHASE PRICE

2.1           Receivables Schedule.  On or prior to the Closing Date, Aspen shall deliver to the Purchaser and the Agent the Receivables Schedule, which shall identify each Receivable proposed to be a Transferred Receivable, the Obligor thereon and the Outstanding Balance thereof as of the Cutoff Date.  The aggregate Outstanding Balance as of the Cutoff Date of the Receivables proposed to be Transferred Receivables hereunder shall be an amount not less than $83,421,360.

2.2           Purchase Price.   The purchase price (the “Purchase Price”) payable by the Purchaser on the date hereof in accordance with the terms of Article III shall be an amount agreed upon by Aspen and the Purchaser.  Aspen and the Purchaser agree that the Purchase Price represents the fair market value thereof of the Transferred Receivables as of the Closing Date.

ARTICLE III

PAYMENT OF PURCHASE PRICE

3.1           Purchase Price Payment.  On the terms and subject to the conditions set forth in this Agreement, the Purchaser agrees to pay to Aspen on the Closing Date a portion of the Purchase Price for the purchase to be made from Aspen with respect to the Transferred Receivables in cash in the amount of $43,750,000, representing the proceeds of the on-sale of the Transferred Receivables to the Secondary Purchaser under the Purchase and Resale Agreement, with the understanding that such amount shall be equal to the Loans made to the Secondary Purchaser on the Closing Date under the Loan Agreement, net of any such amounts required thereunder to be funded as reserves or paid as expenses.  To the extent such net proceeds received by the Purchaser under the Purchase and Resale Agreement are not sufficient to pay the full Purchase Price for the Transferred Receivables and Related Security, Aspen hereby makes a capital contribution to the Purchaser of all Transferred Receivables and Related Security for which the Purchase Price is not paid in cash on the Closing Date.

3.2           Settlement as to Transferred Receivables.  If (a) on the day that any Receivable is transferred hereunder the representation and warranty set forth in Section 5.14 was not true with respect to such Receivable, or (b) on any day any of the representations or warranties set forth in either Section 5.12 or Section 5.13 is not or is no longer true with respect to a Transferred Receivable, then Aspen shall be deemed to have received a Collection in an amount equal to the Outstanding Balance of the affected Receivable (plus any accrued interest or finance charges thereon), which amount shall constitute a Deemed Collection.  Aspen shall deposit the amount of such Deemed Collection into the SPV Account promptly following the date it first becomes aware of any of the circumstances described above, and in any event by no later than the immediately following Reporting Date.

3.3           Settlement as to Dilution.  Except as otherwise provided in Section 3.4, if on any day the Outstanding Balance of any Transferred Receivable is reduced, cancelled or terminated as a result of:

(A)          any defective, rejected or returned software, goods or services, any cash discount, or any incorrect billing or other adjustment by Aspen or any Affiliate thereof; or

(B)           any failure on the part of Aspen or any Affiliate thereof to deliver or provide any software, upgrades, supplements, refinements, goods or maintenance or other services contemplated to be delivered or provided under or in connection with any related Contract,

(C)           any setoff in respect of any claim by the Obligor thereof against Aspen or any Affiliate thereof (whether such claim arises out of the same or a related or an unrelated transaction) or by reason of becoming subject to any dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof or such Obligor’s financial inability to pay); or

(D)          any obligation of Aspen or any Affiliate thereof to pay to the related Obligor any rebate or refund; or

(E)           any action taken by Aspen or any of its Affiliates outside the scope of any authorized collection services it may then be providing as Servicer and other than a Supersede-and-Replace transaction authorized under Section 3.4(b) and in connection with which an eligible Superseding Receivable replaces the affected Receivable, then, on such day, Aspen shall be deemed to have received a Collection of such Transferred Receivable in the amount of such reduction, cancellation or termination, and such amount shall constitute a Deemed Collection.  Aspen shall deposit into the SPV Account in cash in immediately available funds each Deemed Collection promptly following the date it first becomes aware of any of the circumstances described above, and in any event by no later than the immediately following Reporting Date.

3.4           Supersede and Replace Receivables.

(a)           In connection with the expansion of a licensing arrangement with an Obligor, such Obligor may request for purposes of administrative convenience that Aspen enter into an amended and restated Contract, the effect of which is to supersede and replace (a “Supersede-and-Replace”) the then outstanding receivables under the original Contract with such Obligor.

(b)           Subject to the following terms and conditions, the Purchaser agrees to accept from Aspen, in lieu of the Deemed Collection that would otherwise be required under Section 3.3 upon any Supersede-and-Replace relating to a Transferred Receivable (a “Replaced Receivable”), the new Receivable (the “Superseding Receivable”) arising in connection with such Supersede-and-Replace:

(i)            Not less than two Business Days prior to giving effect to a Supersede-and-Replace, Aspen shall provide the Purchaser, the Secondary Purchaser and the Agent written notice (an “S&R Notice”) setting forth (A) the identity of the affected Transferred Receivable, (B) the terms of the Superseding Receivable becoming effective upon causing such Transferred Receivable to become a Replaced Receivable, (C) a certification that the proposed Supersede-and-Replace is being undertaken at the request of the applicable Obligor and otherwise in accordance with the customary practice and procedures of Aspen, (D) a description, in such detail as may be reasonably requested by the Purchaser or the Agent, demonstrating compliance by Aspen with the terms of this Section 3.4(b), and (E) the date (the applicable “S&R Date”)  on which such Supersede-and-Replace is scheduled to occur;

(ii)           The Replaced Receivable shall not have been a Delinquent Receivable at any time following the Closing Date;

(iii)          The Outstanding Balance of the Replaced Receivable immediately prior to the applicable S&R Date, when added to the aggregate Outstanding Balance of all other Transferred Receivables that shall have become Replaced Receivables under this Section 3.4(b) on any prior date during the PSA Year in which such S&R Date occurs, shall not exceed an amount equal to ten percent (10%) of the aggregate Outstanding Balance of all Transferred Receivables as of the first day of such PSA Year.  For purposes of this clause (iii), “PSA Year” shall mean, initially, the period commencing on the date hereof and ending twelve months after the date hereof, and thereafter each successive period of twelve months commencing on an anniversary of the date hereof and ending on the immediately following anniversary of the date hereof;

(iv)          The Superseding Receivable shall satisfy each of the following criteria as of the S&R Date:

(A)          such Superseding Receivable is due from the same Obligor as the related Replaced Receivable;

(B)           the term of the Contract for the Superseding Receivable equals or exceeds the term of the Contract for the related Replaced Receivable;

(C)           the periodic payments required under the Contract for the Superseding Receivable occur no less frequently than the periodic payments required under the Contract for the related Replaced Receivable;

(D)          each periodic payment required under the Contract for the Superseding Receivable equals or exceeds the amount of the periodic payment that would have been due on the corresponding date under the Contract for the related Replaced Receivable;  and

(E)           the Superseding Receivable is an Eligible Receivable and otherwise satisfies as of the S&R Date each of the representations and warranties made by Aspen hereunder with respect to the Transferred Receivables as of the Closing Date.

(v)           On the applicable S&R Date, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

(vi)          On the applicable S&R Date, (A) the Replaced Receivable shall be deemed amended, superseded and replaced by the Superseding Receivable; (B) the Superseding Receivable shall be deemed to constitute proceeds of the Replaced Receivable and, accordingly, all right, title and interest of Aspen in and to such Superseding Receivable shall be deemed to have been quitclaim, sold, assigned or otherwise transferred by Aspen to the Purchaser and (C) to the extent an arm’s length purchase price for the Superseding Receivable would exceed the value of the extinguished Replaced Receivable, such excess shall be deemed to have been a contribution by Aspen to the capital of the Purchaser.

(c)           Rescission.  The issuance by Aspen of an S&R Notice shall constitute a representation and warranty by Aspen that each of the statements set forth in Section 3.4(b) in respect of the applicable Superseding Receivable and the applicable Replaced Receivable is true and correct on the date of such S&R Notice and on the applicable S&R Date.  From and after an S&R Date, the Superseding Receivable shall constitute a Transferred Receivable for all purposes of this Agreement.

ARTICLE IV

CONDITIONS OF PURCHASES

4.1           Conditions Precedent to Purchase.  The purchase hereunder is subject to the condition precedent that the Purchaser shall have received, on or before the Closing Date, evidence (i) of the execution and delivery by each of the parties thereto of each of the other Transaction Documents to be executed and delivered in connection herewith and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of such other Transaction Documents has been satisfied to the Purchaser’s satisfaction.

4.2           Certification as to Representations and Warranties.  Aspen, by accepting the cash portion of the Purchase Price contemplated in Section 3.1, shall be deemed to have certified that the representations and warranties contained in Article V are true and correct on the Closing Date and that no Event of Default or Unmatured Event of Default shall have occurred and is then continuing or would result from the consummation of the transactions contemplated in any of the Transaction Documents.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ASPEN

In order to induce the Purchaser to enter into this Agreement and to make purchases hereunder, Aspen, in its capacity as seller under this Agreement, hereby makes the representations and warranties set forth in this Article V (i) on the Closing Date and (ii) with respect to any transfer of a Superseding Receivable under Section 3.4(b), on the applicable S&R Date.

5.1           Organization and Good Standing.  Aspen has been duly organized and is validly existing as a corporation in good standing under the laws of the state of its incorporation, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted and had at all relevant times, and now has, all necessary power, authority, and legal right to originate the Receivables and Related Security to be owned or transferred by it under the Transaction Documents, transfer its rights therein to the Purchaser hereunder and perform its obligations under the Transaction Documents.

5.2           Due Qualification.  Aspen is duly licensed or qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which (a) the ownership, lease or license of its property or the conduct of its business requires such licensing or qualification and (b) the failure to be so licensed or qualified is reasonably likely to have a Servicer Material Adverse Effect.

5.3           Power and Authority; Due Authorization.  Aspen has (a) all necessary power, authority and legal right (i) to execute and deliver, and perform its obligations under, each Transaction Document to which it is a party, (ii) to carry out the terms of the Transaction Documents to which it is a party and (iii) to originate, acquire, own, sell and assign Receivables on the terms and subject to the conditions herein and therein provided; and (b) duly authorized the execution, delivery and performance of this Agreement and the other Transaction Documents by all necessary corporate action.

5.4           Valid Sale; Binding Obligations.  Each sale or contribution of Receivables and Related Security made by Aspen pursuant to this Agreement shall constitute a valid sale, contribution, transfer, and assignment thereof to the Purchaser, enforceable against creditors of, and purchasers from, Aspen; and this Agreement and each other Transaction Document constitutes a legal, valid, and binding obligation of Aspen, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

5.5           No Violation.  The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof or thereof will not (a) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under (i) Aspen’s certificate of incorporation or by-laws, or (ii) any indenture, receivables purchase agreement, loan agreement, mortgage, deed of trust, or other material agreement or instrument to which it is a party or by which it is bound, (b) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, purchase agreement, loan agreement, mortgage, deed of trust, or other agreement or instrument, other than the Transaction Documents, or (c) violate any law or any order, rule, or regulation applicable to it of any court or of any federal, state or foreign regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over it or any of its properties, except where such violation could not reasonably be expected to have a Servicer Material Adverse Effect.

5.6           Proceedings.  There is no action, suit, proceeding or investigation pending or, to the knowledge of Aspen, threatened before any court, regulatory body, arbitrator, administrative agency, or other tribunal or governmental instrumentality (a) asserting the invalidity of any Transaction Document, (b) seeking to prevent the conveyance of the Transferred Receivables to the Purchaser or the consummation of any of the other transactions contemplated by this Agreement or any other Transaction Document, or (c) seeking any determination or ruling that is reasonably likely to have a Servicer Material Adverse Effect.

5.7           Bulk Sales Act.  No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

5.8           Government Approvals.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for Aspen’s due execution, delivery and performance of this Agreement or any Transaction Document to which it is a party, except for the filing of the UCC financing statements referred to in Section 5.13.

5.9           Financial Condition.  The audited consolidated balance sheets of Aspen, as at June 30, 2004 and the unaudited consolidated balance sheets of Aspen as at March 31, 2005 and, in each case, the related consolidated statements of earnings and cash flows, copies of which have been furnished to Purchaser and the Agent, have been prepared in accordance with generally accepted accounting principles, consistently applied, and present fairly the consolidated financial condition of Aspen and its consolidated subsidiaries as at the dates thereof and the results of their operations for the respective period then ended.  As of the Closing Date, since March 31, 2005, no event has occurred that has had, or is reasonably likely to have, a Servicer Material Adverse Effect.

5.10         Litigation.  No injunction, decree or other decision has been issued or made by any court, governmental agency or instrumentality thereof that prevents, and, to the knowledge of Aspen, no threat by any Person has been made to attempt to obtain any such decision that is reasonably likely to prevent Aspen from conducting a material part of its business operations.

5.11         Margin Regulations.  No use of any funds acquired by Aspen under this Agreement will conflict with or contravene any of Regulations T, U and X promulgated by the Board of Governors of the Federal Reserve System from time to time.

5.12         Quality of Title.

(a)           Immediately prior to conveyance hereunder, each Transferred Receivable (together with the Related Security with respect thereto) is owned by Aspen free and clear of any Adverse Claim.  Immediately following each conveyance of Transferred Receivables and Related Security hereunder, the Purchaser shall have acquired a valid and perfected ownership interest free and clear of any Adverse Claim in such Transferred Receivables and Related Security.

(b)           No effective financing statement or other instrument similar in effect covering any Transferred Receivable or any Related Security is on file in any recording office except such as may be filed in favor of the Purchaser or Aspen, as the case may be, in accordance with this Agreement, in favor of the Secondary Purchaser in accordance with the Purchase and Resale Agreement or in favor of the Agent in accordance with the Loan Agreement.

(c)           The rights granted hereunder to the Purchaser are sufficient to transfer good and marketable title to the Transferred Receivables and Related Security without the necessity of the Purchaser or any of its designees or assigns holding any interest in the Aspen Software in order to give effect thereto.

5.13         Perfection and Priority.

(a)           This Agreement creates a valid and continuing security interest (as defined in UCC Section 1-201) in the Receivables stated to be transferred by Aspen to the Purchaser hereunder in favor of the Purchaser, which security interest is prior to all other Adverse Claims and is enforceable as such against creditors of and purchasers from Aspen.

(b)           Aspen has caused the filing of all appropriate financing statements in the proper filing offices in the appropriate jurisdictions under applicable law in order to perfect the conveyance of Transferred Receivables from Aspen to the Purchaser hereunder.

(c)           Other than the transfer of the Transferred Receivables to the Purchaser under this Agreement, Aspen has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Transferred Receivables or Related Security to any other Person.  Aspen has not authorized the filing of any financing statement against Aspen that may include a description of collateral covering the Transferred Receivables or Related Security other than any financing statement related to the conveyance of the Transferred Receivables and Related Security pursuant to this Agreement or that has been terminated.

5.14         Eligible Receivables.  Each Receivable transferred by Aspen hereunder is an Eligible Receivable on the date of transfer.

5.15         Accuracy of Information.  All information set forth on the Receivables Schedule, including the Outstanding Balance, payment status and payment terms of each Receivable identified thereon, is true and correct in all material respects.  No written information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of Aspen or any of its Affiliates to the Purchaser, any Lender or the Agent in connection with this Agreement or any Transaction Document or any transaction contemplated hereby or thereby was inaccurate in any material respect as of the date it was dated or (except as otherwise disclosed at such time) as of the date so furnished, or contained or will contain any material misstatement of fact or omitted to state any material fact or any fact necessary, in light of the circumstances under which such statements were made, to make such information not materially misleading.

5.16         Offices.  Aspen’s principal place of business and chief executive office is located at the address set forth in Section 9.2, and the offices where Aspen keeps all its books, records and documents evidencing the Transferred Receivables, the related Contracts and all other agreements related to such Transferred Receivables are located at the addresses specified in Exhibit B (or at such other locations, notified to the Purchaser and the Agent in accordance with Section 6.1(f), in jurisdictions where all action required by Section 7.3 has been taken and completed).

5.17         Capitalization.  All of the membership or other equity interests of the Purchaser are owned (beneficially and of record), free and clear of any Adverse Claim, by Aspen.

5.18         Trade Names.  Aspen does not use any trade name, fictitious name, assumed name or “doing business as” name or other name under which it has or is doing business other than its actual corporate name and “Aspen” or “Aspen Tech” when used in abbreviated form.  From and after the date that fell five (5) years before the date hereof, Aspen has not been known by any legal name other than its corporate name as of the date hereof, nor has Aspen been the subject of any merger or other corporate reorganization.

5.19         Taxes.  Aspen has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles, consistently applied, shall have been set aside on its books.

5.20         Compliance with Applicable Laws.  Aspen is in compliance in all material respects with the requirements of all applicable laws, rules, regulations, and orders of all governmental authorities (including, without limitation, the Federal Consumer Credit Protection Act, as amended, Regulation Z of the Board of Governors of the Federal Reserve System, as amended, laws, rules and regulations relating to usury, truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy and all other consumer laws, rules and regulations applicable to the Transferred Receivables, the Contracts and the Related Security), except where failure to comply is not reasonably likely to have a Servicer Material Adverse Effect.  Aspen has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain would be reasonably likely to have a Servicer Material Adverse Effect.

5.21         Reliance on Separate Legal Identity.  Aspen is aware that the Lenders and the Agent are entering into the Transaction Documents to which they are parties in reliance upon each of the Purchaser’s and the Secondary Purchaser’s identity being that of a discrete legal entity, separate from Aspen.

5.22         Investment Company Act, Etc.  Aspen is not an “Investment Company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company”, of a “holding company”, or an “affiliate” of a “holding company”, or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.23         Solvency.  On the Closing Date and on each S&R Date, immediately prior to and after giving effect to the transfer of Receivables hereunder occurring on such date:

(a)           the fair value and present fair saleable value of Aspen’s total assets is greater than Aspen’s total liabilities (including contingent and unliquidated liabilities) at such time;

(b)           the fair value and present fair saleable value of Aspen’s assets is greater than the amount that will be required to pay Aspen’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

(c)           Aspen is able to pay all of its liabilities as such liabilities mature; and

(d)           Aspen does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this Section 5.23:

(i)            the amount of Aspen’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

(ii)           the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

(iii)          the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to purchase such asset under ordinary selling conditions; and

(iv)          the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.

5.24         Collection Account and the SPV Account.  At all times prior to the Closing Date, each Obligor was been instructed by Aspen to remit all payments on the Transferred Receivables and Related Security directly to the Collection Account and from and after the Closing Date, each Obligor will be instructed to remit all payments on the Transferred Receivables and Related Security directly to the SPV Account.  Aspen has not granted any Person, other than the Purchaser and its assignees as contemplated by this Agreement, dominion and control of the SPV Account, or the right to take dominion and control of the related lock-box or the SPV Account at a future time or upon the occurrence of a future event.

5.25         Aspen Software.  In the case of any software of the type described in clause (i)(B) or (i)(C) of the definition herein of “Aspen Software”, the obligation of Aspen to compensate or otherwise pay the owner or licensor to Aspen of such software, whether in the nature of royalties or otherwise, is not secured by any Adverse Claim on any of the Transferred Receivables, and such owner or licensor does not otherwise have any property interest in any Transferred Receivable.

ARTICLE VI

COVENANTS OF ASPEN

6.1           Affirmative Covenants.  From the date hereof until the Final Payout Date, Aspen covenants and agrees, unless the Purchaser and the Agent shall otherwise consent in writing, that it shall:

(a)           Compliance with Laws, Etc.  Comply in all material respects with all applicable laws, rules, regulations and orders of all governmental authorities (including those with respect to the Transferred Receivables and the Contracts and other agreements related thereto).

(b)           Preservation of Corporate Existence.  Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would have a Servicer Material Adverse Effect.

(c)           Receivables Review.  (i) At any time and from time to time during regular business hours, permit the Purchaser or the Agent or any of their respective agents or representatives, upon at least two Business Days’ prior notice (provided that no such notice shall be required if an Event of Default or Unmatured Event of Default shall have occurred and be continuing) (A) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of Aspen relating to the Transferred Receivables and Contracts and other agreements and (B) to visit Aspen’s offices and properties for the purpose of examining such materials described in the foregoing clause (A) and discussing matters relating to the Transferred Receivables or Aspen’s performance hereunder with any of the officers or employees of Aspen having knowledge of such matters; and (ii) without limiting the provisions of clause (i) next above, from time to time on request of the Agent, permit internal auditors or employees or agents of the Agent to conduct, at Aspen’s expense, a review of its books and records; provided, however, that unless an Event of Default or an Unmatured Event of Default has occurred and is continuing,  Aspen shall not be required to pay the expenses associated with more than two audits of Aspen’s books and records in any calendar year and the aggregate amount in respect of any single audit of Aspen shall not exceed $25,000.

(d)           Keeping of Records and Books of Account.  Maintain an ability to recreate records evidencing the Transferred Receivables in the event of the destruction of the originals thereof.

(e)           Performance and Compliance with Transferred Receivables and Contracts.  At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and all other agreements related to the Transferred Receivables.

(f)            Location of Records.  Keep its principal place of business and chief executive office, and the offices where it keeps its records concerning the Transferred Receivables and all rights under the related Contracts and other agreements related to such Transferred Receivables (and, to the extent that Aspen retains originals thereof, all original documents relating thereto), at the address(es) referred to in Exhibit B or, upon 30 days’ prior written notice to the Purchaser and the Agent, at such other locations in jurisdictions where all action required by Section 7.3 shall have been taken and completed.

(g)           Credit and Collection Policies. Comply in all material respects with the Credit and Collection Policy in regard to each Transferred Receivable and the related Contract.

(h)           Separate Corporate Existence of the Purchaser.  Comply with each of the covenants of the Servicer set forth in Section 7.01(i) of the Loan Agreement.

(i)            Maintain Security Interests.  Take all reasonably necessary actions to maintain the first priority perfected security interest and ownership interest of the Purchaser in the Transferred Receivables and Related Security.

(j)            Payment of Taxes and Other Obligations.  Pay all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, and all other monetary obligations, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any of its property; provided that it shall not be required to pay any such tax, assessment, charge, levy, claim or monetary obligation which is being contested in good faith and by appropriate proceedings which shall operate to stay the enforcement thereof.

(k)           Collections.  Implement and maintain adequate measures to provide standing instructions to each Obligor on any Transferred Receivables to remit all payments in connection with such Transferred Receivable to the SPV Account. Aspen will cause the Collection Account Bank to acknowledge the ownership by the Purchaser and its designated assigns of, and to release any Adverse Claims and waive and set-off rights the Collection Account Bank might have against, the Transferred Receivables and all proceeds thereof.  In the event any payments relating to Transferred Receivables are remitted directly to Aspen or any Affiliate thereof, Aspen will forthwith remit (or will cause all such payments to be remitted) directly to the SPV Account, and, at all times prior to such remittance, Aspen will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Purchaser, the Secondary Purchaser, the Lenders and the Agent.  Aspen will not grant any Adverse Claim on, or the right to take dominion and control of, the SPV Account or the related lockbox to any Person at any time, whether presently or at a future time or upon the occurrence of a future event, except to the Agent as contemplated by this Agreement and the Loan Agreement.  Aspen will within one Business Day after the date hereof cause to be remitted to the Collateral Account all Collections remitted by any Obligor on the Transferred Receivables during the period from the Cut-Off Date to the date hereof.

6.2           Reporting Requirements.  From the date hereof until the first day following the Final Payout Date, Aspen will, unless the Agent shall otherwise consent in writing, furnish to the Purchaser and the Agent:

(a)           Adverse Claims.  As soon as possible and in any event within three Business Days of Aspen’s having knowledge thereof, notice of the assertion on the part of any Person of the existence of an Adverse Claim against the Transferred Receivables, the Related Security, the SPV Account or the Collection Account, other than any Adverse Claim permitted under the Transaction Documents.

(b)           Litigation.  As soon as possible and in any event within three Business Days of Aspen’s having knowledge thereof, notice of (i) any litigation, investigation or proceeding which is reasonably likely to have a Servicer Material Adverse Effect, (ii) any material adverse development in previously disclosed litigation and (iii) any judgment, award, fine or assessment in excess of $1,000,000; and

(c)           Other.  Promptly, from time to time, such other information, documents, records or reports respecting the Transferred Receivables, or the condition or operations, financial or otherwise of Aspen, or Aspen’s performance as seller hereunder that the Purchaser or the Agent may from time to time reasonably request.

6.3           Negative Covenants.  From the date hereof until the Final Payout Date, Aspen agrees that, unless the Purchaser and the Agent shall otherwise consent in writing, it shall not:

(a)           Sales, Adverse Claims, Etc.  (i) Except in connection with a Supersede-and-Replace, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Transferred Receivable or Related Security, or any interest therein, or any Collections thereon, the SPV Account or any right to receive income or proceeds from or in respect of the foregoing and (ii) Aspen will not assert any interest in the Transferred Receivables or Related Security.

(b)           Extension or Amendment of Transferred Receivables.  Except as otherwise permitted in Section 3.4(b) hereof or Section 8.02 of the Loan Agreement (in its capacity as Servicer), extend, amend or otherwise modify the terms of any Transferred Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(c)           Change in Business or Credit and Collection Policy.  Make any material change in the character of its business or in the Credit and Collection Policy, in each case without the prior written consent of the Agent which consent shall not be unreasonably withheld if such change is not reasonably likely to have a Servicer Material Adverse Effect.

(d)           Change in Payment Instructions to Obligors.  Make any change in its instructions to Obligors regarding payments to be made to the Purchaser other than any changes in instructions necessary to ensure that such payments are made to the SPV Account (as opposed to the Collection Account or any other location).

(e)           Deposits to SPV Account.  Deposit or otherwise credit, or cause or permit to be so deposited or credited, to the SPV Account cash or cash proceeds other than Collections.

(f)            Corporate Changes.  Change its name, state of incorporation or its “location” (as defined in 9-307 of the UCC) in which it keeps its records, unless it has given the Agent at least 30 days’ prior written notice thereof and has taken all steps necessary to continue the perfection of the Purchaser’s security interest and ownership interest hereunder, including the filing of amendments to the UCC financing statements.

ARTICLE VII

ADDITIONAL RIGHTS AND OBLIGATIONS IN

RESPECT OF THE RECEIVABLES

7.1           Rights of the Purchaser.  Aspen hereby authorizes the Purchaser or its designees or assignees to take any and all steps in Aspen’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Transferred Receivables and Related Security, including, without limitation, endorsing Aspen’s name on checks and other instruments representing Collections and enforcing such Transferred Receivables and Related Security and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment.

7.2           Responsibilities of Aspen.  Anything herein to the contrary notwithstanding:

(a)           Aspen shall continue to provide fully and timely all maintenance and other services required under the terms of the Contracts or in connection with any standing relationship between Aspen and the Obligor on any Transferred Receivable.  Neither the Purchaser nor any of its assigns assumes any responsibility or liability for the performance of any such services or obligations.

(b)           Aspen shall perform its obligations hereunder, and the exercise by the Purchaser or its designee or assignee of its rights hereunder shall not relieve Aspen from such obligations.

(c)           Aspen hereby grants to each of the Agent and the Servicer (if other than Aspen) an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of Aspen all steps necessary or advisable to indorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by Aspen or transmitted or received by the Purchaser (whether or not from Aspen) in connection with any Transferred Receivable and Related Security.  Such power of attorney shall continue in full force and effect until the Final Payout Date, at which time such power of attorney shall be of no further force and effect.

(d)           Aspen hereby covenants and agrees to indicate in its books and records on the Closing Date that the Transferred Receivables have been conveyed to the Purchaser.

(e)           Aspen acknowledges that, under the terms of the Loan Agreement, the  Servicer has been directed to implement a means by which the Collections on the Transferred Receivables may be (i) promptly identified following remittance thereof to the Collection Account, (ii) segregated from all other funds then held in the Collection Account and (iii) transferred to the SPV Account, which account shall be under the control of the Agent.  Aspen shall cooperate fully and timely with the Servicer in implementing the measures described above, including facilitating on a daily basis the identification of all remittances made to the Collection Account.  Aspen shall have no right or interest in the SPV Account or in any amounts from time to time held in the SPV Account, and shall not permit any funds to be remitted to the SPV Account other than Collections.

7.3           Further Action Evidencing Purchases.  Aspen agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Purchaser or the Agent may reasonably request in order to perfect, protect or more fully evidence the Transferred Receivables and the Related Security acquired by the Purchaser hereunder, or to enable the Purchaser to exercise or enforce any of its rights hereunder.  Without limiting the generality of the foregoing, upon the request of the Purchaser or the Agent, Aspen will (i) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate in the reasonable judgment of the Purchaser or the Agent; (ii) mark its data processing records to show that the Transferred Receivables have been assigned to the Purchaser; and (iii) mark invoices relating to the Transferred Receivables to show that the Transferred Receivables have been assigned to the Purchaser.

Aspen hereby authorizes the Purchaser or its designee or assignee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Transferred Receivables (and the Related Security).  If Aspen fails to perform any of its agreements or obligations under this Agreement, the Purchaser or its designee or assignee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expense of the Purchaser or its designee incurred in connection therewith shall be payable by Aspen as provided in Section 9.6.

ARTICLE VIII

INDEMNIFICATION

8.1           Indemnities by Aspen.  Without limiting any other rights which any such Person may have hereunder or under applicable law, Aspen hereby agrees to indemnify the Purchaser, the Secondary Purchaser, the Lenders, the Agent, each of their respective Affiliates and each of their respective officers, directors, shareholders, controlling persons, employees and agents (each of the foregoing Persons being individually called a “Purchase and Sale Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, judgments, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Purchase and Sale Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of the following:

(a)           the transfer by Aspen of an interest in any Transferred Receivable or Related Security to any Person other than the Purchaser;

(b)           the breach of any representation or warranty made by Aspen under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by Aspen pursuant hereto or thereto which shall have been false or incorrect in any material respect when made or deemed made;

(c)           the failure by Aspen or any of its Affiliates to comply with any applicable law, rule or regulation with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or the related Contract with any such applicable law, rule or regulation;

(d)           the failure of Aspen to own or hold sufficient rights in the software the license of which is the subject of any Transferred Receivable to the extent necessary to  cause such Transferred Receivable to (i) constitute a valid and binding obligation, enforceable by Aspen against the applicable Obligor, (ii) be owned by Aspen free and clear of any Adverse Claim and (iii) to be transferable by Aspen as contemplated in this Agreement;

(e)           the failure to vest and maintain vested in the Purchaser an ownership interest in the Transferred Receivables and the Related Security free and clear of any Adverse Claim;

(f)            the failure to file or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Transferred Receivables or Related Security whether at the time of any purchase or at any subsequent time;

(g)           any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the licensing of software, the sale of merchandise or services (maintenance or otherwise) related to any such Receivable or the furnishing of or failure to furnish such software, merchandise or services;

(h)           any claim, investigation, litigation or proceeding arising out of or in connection with merchandise or services that are the subject of any Receivable;

(i)            any failure of Aspen to perform its duties or obligations in accordance with the provisions of the Transaction Documents, including, without limitation, any failure of Aspen to deliver any Exchange Amount in accordance with Section 1.6;

(j)            the commingling by Aspen of Collections of Receivables at any time with other funds;

(k)           any litigation or proceeding related to this Agreement or the use of proceeds of any Loan; and

(l)            any tax or governmental fee or charge (but not including taxes upon or measured by net income), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of the Receivables or any Related Security connected with any such Receivables;

excluding, however, Purchase and Sale Indemnified Amounts (i) to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Purchase and Sale Indemnified Party and (ii) to the extent constituting recourse for Receivables which are uncollectible due to the bankruptcy, insolvency or financial inability to pay of the relevant Obligor.

If for any reason the indemnification provided above in this Section 8.1 is unavailable to a Purchase and Sale Indemnified Party or is insufficient to hold such Purchase and Sale Indemnified Party harmless, then Aspen shall contribute to the amount paid or payable by such Purchase and Sale Indemnified Party to the maximum extent permitted under applicable law.

ARTICLE IX

MISCELLANEOUS

9.1           Amendments, etc.

(a)           The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by Aspen, the Purchaser and the Agent.

(b)           No failure or delay on the part of the Purchaser, Servicer, Aspen or any third party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on the Purchaser or Aspen in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

9.2           Notices, etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by express mail or courier or by certified mail, postage-prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth below or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall be effective, (i) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (ii) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means.

If to Aspen:

Aspen Technology, Inc.

Ten Canal Park

Cambridge, Massachusetts 02141-2201

Attention:    Charles F. Kane, Chief Financial Officers

Telephone No.:  (617) 949-1522

Facsimile No.:   (617) 949-1711

If to the Purchaser:

Aspen Technology Receivables I LLC

c/o Aspen Technology, Inc.

Ten Canal Park

Cambridge, Massachusetts 02141-2201

Attention:    Charles F. Kane, Vice President

Telephone No.:  (617) 949-1522

Facsimile No.:   (617) 949-1711

If to the Agent:

To the address specified in Section 13.02 of the Loan Agreement

9.3           No Waiver; Cumulative Remedies.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

9.4           Binding Effect; Assignability.  This Agreement shall be binding upon and inure to the benefit of the Purchaser, Aspen and their respective successors and permitted assigns.  Aspen may not assign its rights hereunder or any interest herein without the prior consent of the Purchaser and the Agent.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the date after the Final Payout Date on which the Purchaser has received payment in full for all Transferred Receivables and Related Security conveyed pursuant to Section 1.1 hereof.  The rights and remedies with respect to any breach of any representation and warranty made by Aspen pursuant to Article V and the indemnification and payment provisions of Article VIII and Section 9.6 shall be continuing and shall survive any termination of this Agreement.

9.5           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.6           Costs, Expenses and Taxes.  In addition to the obligations of Aspen under Article VIII, Aspen agrees to pay on demand:

(a)           all reasonable costs and expenses in connection with the enforcement against Aspen of this Agreement and the other Transaction Documents executed by Aspen; and

(b)           all stamp and other similar taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, and agrees to indemnify each Purchase and Sale Indemnified Party against any liabilities with respect to or resulting from any delay by Aspen in paying or omission to pay such taxes and fees.

9.7           Waiver of Jury Trial.  EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY TRIAL.

9.8           Consent To Jurisdiction; Waiver Of Immunities.  EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii)

WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

9.9           Captions and Cross References; Incorporation by Reference.  The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  References in this Agreement to any underscored Section or Exhibit are to such Section or Exhibit of this Agreement, as the case may be.  The Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.

9.10         Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

9.11         Acknowledgment and Agreement.  By execution below, Aspen expressly acknowledges and agrees that all of the Purchaser’s rights, title, and interests in, to, and under this Agreement shall be assigned by (i) the Purchaser to the Secondary Purchaser under the Purchase and Resale Agreement, and (ii) the Secondary Purchaser to the Agent pursuant to the Security Agreement, and Aspen consents to each such assignment.  Each of the parties hereto acknowledges and agrees that the Lenders and the Agent and the Indemnified Parties are third party beneficiaries of the rights of the Purchaser arising hereunder and under the other Transaction Documents to which Aspen is a party.

9.12         No Proceedings.  Aspen hereby agrees that it will not institute against the Purchaser, or join any other Person in instituting against the Purchaser, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as there shall not have elapsed one year plus one day since the last day on which the “Obligations” (as such term is defined in the Loan Agreement) shall have been outstanding. This Section 9.12 shall survive termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ASPEN TECHNOLOGY, INC.

By	/s/ Charles F. Kane
Name:	Charles F. Kane
Title:	Chief Financial Officer

ASPEN TECHNOLOGY RECEIVABLES I LLC

By	/s/ Charles F. Kane
Name:	Charles F. Kane
Title:	Vice President

EXHIBIT A

FORM OF CONTRACT

[Exhibit omitted]

EXHIBIT B

OFFICE LOCATIONS

Aspen Technology, Inc.

Ten Canal Park

Cambridge, Massachusetts 02141-2201

EXHIBIT C

CREDIT AND COLLECTION POLICY

[Exhibit omitted]

SCHEDULE I

SCHEDULE OF TRANSFERRED RECEIVABLES

[Schedule omitted]

SCHEDULE II

SCHEDULE OF EXCHANGE RATES

[Schedule omitted]

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